Exhibit 99.1

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Telephone: (914) 307-7000

Fax: (914) 307- 4045

April 2, 2007

Re:	World Monitor Trust III – Series J (“Series J”)

Dear Unitholder:

Effective May 1, 2007, Series J will re-allocate one-third of its net assets from Bridgewater Associates, Inc. pursuant to its Aggressive Pure Alpha Futures Only – A, No Benchmark Program, to Ortus Capital Management Limited/Ortus Capital Management (Cayman) Limited (“Ortus”), to be traded pursuant to Ortus’ Major Currency Program. Ortus’ Major Currency Program employs a systematic and model driven investment strategy that seeks to capitalize on opportunities as major currencies go through exchange rate cycles. Currently, Ortus’ Major Currency Program involves the US dollar, Japanese yen, euro, Great British pound, Swiss franc, Canadian dollar and Australian dollar. An integral part of their strategy also includes a disciplined portfolio optimization and risk management program.

Additionally, effective May 1, 2007, Series J’s allocation to Eagle Trading Systems Inc. (“Eagle”) pursuant to its Momentum Program will be made directly through a managed account managed by Eagle.

If you have any questions, please feel free to call your Financial Advisor or Kenmar’s Investor Services Group at 914.307.4000. We appreciate the support you have shown for WMT III and Kenmar.

Best Regards,

/s/ Jennifer Moros
Jennifer Moros
Senior Vice President, Marketing and Investor Services
Preferred Investment Solutions Corp.

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.